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                                                                     EXHIBIT 1.1


                                PRICING AGREEMENT
                                -----------------

                                                                January 23, 2003


Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
4 World Financial Center
New York, New York 10080

Merrill Lynch International
Ropemaker Place
25 Ropemaker Street
London, England EC2Y 9L4

Credit Suisse First Boston LLC
11 Madison Avenue
New York, New York 10010

Credit Suisse First Boston International
c/o Credit Suisse First Boston LLC
11 Madison Avenue
New York, New York 10010


Ladies and Gentlemen:
         The Bank of New York Company, Inc., a New York corporation (the "Company"), has entered into forward stock purchase transactions with each of Merrill Lynch International, with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("ML") acting as agent for the parties, and Credit Suisse First Boston International, with Credit Suisse First Boston LLC ("CSFB") acting as agent for the parties, as set forth in separate letter agreements dated the date hereof (each, a "Confirmation"), copies of which are attached as Exhibit A. In connection therewith, the Company understands that ML and CSFB, severally and not jointly, will effect sales of a number of shares of the Company's common stock, par value $7.50 per share (the "Hedge Shares"), including a preferred stock purchase right for each such share pursuant to a rights agreement dated as of December 10, 1985, as amended, between the Company and The Bank of New York, as rights agent, equal to the applicable initial Base Amount (as defined in each Confirmation). The sale of the Hedge Shares by ML and CSFB shall be subject to the terms and conditions stated herein and in the Underwriting Agreement Standard Provisions (August 2002) (the "Standard Provisions").

         Except as set forth in Schedule I attached hereto, (i) each of the provisions of the Standard Provisions is incorporated herein by reference in its entirety and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein, (ii) for purposes of the Standard Provisions, the Hedge Shares shall be deemed to be Designated Securities that are being issued and sold by the Company (with the relevant


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provisions of the Standard Provisions modified appropriately, to reflect the fact that the Hedge Shares are currently outstanding securities) and (iii) each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement and the Effective Date (as defined in each Confirmation). Each reference to the Representatives and the Underwriters herein and in the provisions of the Standard Provisions so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Standard Provisions are used herein as therein defined.

         A supplement to the Prospectus relating to the Designated Securities, in the form heretofore delivered to ML and CSFB, is now proposed to be filed with the Commission. The Company understands that ML and CSFB will deliver such supplement to the Prospectus in connection with the sale of the Hedge Shares by ML and CSFB.











                                       2

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         If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Standard Provisions incorporated herein by reference, shall constitute a binding agreement between you and the Company.

                                             Very truly yours,

                                             The Bank of New York Company, Inc.


                                             By:/s/ Bruce Van Saun
                                                -------------------------------
                                                Name:  Bruce Van Saun
                                                Title: Senior Executive Vice
                                                       President and Chief
                                                       Financial Officer

Accepted as of the date hereof:


Merrill Lynch, Pierce, Fenner & Smith
            Incorporated

By:/s/ Marcella Vullo
   ----------------------------
   Name:  Marcella Vullo
   Title:


Merrill Lynch INTERNATIONAL

By:/s/ Cheryl A. Dennerlein
   ----------------------------
   Name:  Cheryl A. Dennerlein
   Title:


Credit Suisse First Boston LLC

By:/s/ Tod D. Perkins
   ----------------------------
   Name:  Tod D. Perkins
   Title: Managing Director


Credit Suisse First Boston INTERNATIONAL

By:/s/ Mark Skinner
   ----------------------------
   Name:  Mark Skinner
   Title: Vice President


Credit Suisse First Boston International

By:/s/ Andrew Wingfield
   ----------------------------
   Name:  Andrew Wingfield
   Title: Director, Legal and
          Compliance Department

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                                   SCHEDULE I
                                   ----------

         The Standard Provisions shall be modified as follows:

         1. Pursuant to Section 2(a) of the Standard Provisions, the file numbers relating to the Initial Registration Statement are 333-89586, 333-89586-01, 333-89586-02, 333-89586-03 and 333-89586-04.

         2. Section 2(j) of the Standard Provisions is amended and restated as follows: "The execution and delivery of the Pricing Agreement and each Confirmation, the issuance and delivery of the Settlement Shares on each Settlement Date (each such term as defined in the applicable Confirmation) and the compliance by the Company with all of the provisions of the Pricing Agreement and each Confirmation and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under,
(i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) the Certificate of Incorporation or By-laws of the Company or the charter or by-laws of any of its subsidiaries or (iii) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties except, in the case of clauses (i) and (iii), any such conflict, breach or violation that would not have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries, considered as a whole, or on the distribution of the Designated Securities; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution and delivery of the Pricing Agreement and each Confirmation, the issuance and delivery of the Settlement Shares on each Settlement Date or the consummation by the Company of the transactions contemplated by the Pricing Agreement or each Confirmation, except such as have been, or will have been prior to the Time of Delivery (as defined in Section 4 hereof), obtained under the Act, and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or blue sky laws in connection with the distribution of the Designated Securities by the Underwriters."

         3. New Section 2(p) shall be added to the Standard Provisions as follows:

         (p) Each Confirmation has been duly authorized, executed and delivered by the Company and it constitutes a valid and legally binding instrument of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles; and each Confirmation will conform in all material respects to the description thereof in the Prospectus as amended or supplemented with respect to the Designated Securities.



                                       I-1

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         4. Sections 3 and 4 of the Standard Provisions are deleted in their entirety. For purposes of determining the "Time of Delivery" relating to the Designated Securities for the representations, warranties, covenants and conditions set forth in the Standard Provisions, such term shall mean 10:00 a.m., New York time, January 29, 2003, at the offices of Pillsbury Winthrop LLP.

         5. Section 5(f) of the Standard Provisions is amended and restated as follows: "During a period of 60 days from the date of the Pricing Agreement relating to the Designated Securities, the Company will not, without the prior written consent of the Representatives, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) issuances of shares of Common Stock in satisfaction of the Company's obligations under the Confirmations, (B) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the Pricing Agreement relating to the Designated Securities, (C) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to employee benefit plans of the Company (including any employee stock option, profit sharing or thrift plans or the Company's Dividend Reinvestment and Stock Purchase Plan), (D) any shares of Common Stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan in effect on the date of the Pricing Agreement relating to the Designated Securities or (E) the filing by the Company of a "shelf" registration statement with the Commission registering up to $2,174,000,000 aggregate initial offering price of the Company's securities, including the Common Stock."

         6. The first paragraph of Section 7 of the Standard Provisions is amended and restated to read as follows: "The obligations of the Underwriters under each Confirmation shall be subject, in the discretion of the Representatives, to the condition that all representations and warranties and other statements of the Company in or incorporated by reference in the Pricing Agreement relating to the Designated Securities are, at and as of the Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder and thereunder theretofore to be performed, and the following additional conditions:"

         7. The first paragraph of Section 7(c) of the Standard Provisions is amended and restated as follows: "Paul Immerman, Senior Counsel of The Bank of New York, or other counsel designated by the Company reasonably acceptable to the Representatives, shall have furnished to the Representatives such written opinion or opinions to the effect of paragraphs (1) through (4), paragraphs
(5)(v) and (5)(vi) (it being understood that such paragraph (5)(vi) shall also relate to each Confirmation) and paragraphs (7) and (8) below and Sullivan & Cromwell LLP, special counsel to the Company, shall have furnished to the Representatives such written opinion or opinions to the effect of paragraphs (1) through (4), and paragraphs (7) and (8) below, in each case, dated the Time of Delivery for such Designated Securities and, in each case, in form and substance satisfactory to the Representatives:"



                                       I-2

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         8. New Sections 7(c)(7) and 7(c)(8) shall be added to the Standard
Provisions as follows:

                  (7) Each Confirmation has been duly authorized, executed and delivered by the Company.

                  (8) The shares of Common Stock to be issued pursuant to each Confirmation have been duly authorized and reserved for issuance and, when issued upon settlement of such Confirmation in accordance with the terms thereof, such shares will be validly issued, fully paid and non-assessable. It is understood and agreed that counsel, in rendering this opinion, may assume that, at the time of the issuance, sale and delivery of such shares, (i) the authorization of such shares will not have been modified or rescinded and such shares will conform to the specimen examined by such counsel and (ii) there will not have occurred any change in law affecting the validity of such shares. In addition, such counsel may assume that the issuance, sale and delivery of such shares will comply with then applicable law and with each requirement or restriction then imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding on the Company.

         9. Section 7(j) of the Standard Provisions is amended and restated as follows: "On or after the date of the Pricing Agreement relating to the Designated Securities, there shall not have occurred any of the following: (i) a suspension or material limitation in trading of the Common Stock or in securities generally on the New York Stock Exchange; (ii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or (iii) an outbreak or escalation of hostilities or the declaration by the United States of a national emergency or war or other calamity or crisis or change in financial, political or economic conditions in the United States or elsewhere having an adverse effect on the financial markets of the United States, if the effect of any such event specified in this clause (iii) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Designated Securities on the terms and in the manner contemplated in the Prospectus as amended or supplemented relating to the Designated Securities."

         10. The reference to "the total net proceeds from the offering (before deducting expenses) received by the Company" in the third sentence of Section 8(d) of the Standard Provisions shall be deemed to refer to the total Settlement Amount (as defined in each Confirmation) received or to be received by the Company as of the Maturity Date (as defined in each Confirmation) under each Confirmation.

         11. Section 9 of the Standard Provisions is deleted in its entirety.

         12. All references to "Sullivan & Cromwell" in the Standard Provisions shall be changed to "Sullivan & Cromwell LLP".






                                       I-3

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                                    EXHIBIT A
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                           [See Exhibits 1.2 and 1.3]
















                                      A-1